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                                                                    EXHIBIT 99.2

Friday August 11, 9:02 am Eastern Time

Press Release

Lakes Gaming Enters Into Partnership Agreement for Two New California Casinos

MINNEAPOLIS--(BUSINESS WIRE)--Aug. 11, 2000--Lakes Gaming, Inc. (Nasdaq:LACO - news) today announced that it has agreed to form a joint venture for the purpose of developing two new gaming facilities on Indian owned land in California. Under the agreement, Lakes will form two separate limited liability companies with MRD Gaming, a limited liability company based in Las Vegas, NV. MRD and its affiliates have successfully developed two other Indian casinos, one in Arizona and one in Kansas. The partnership between Lakes and MRD will hold contracts to develop and open two casino resort facilities with two separate American Indian Tribes in California. Development at each casino resort location will start as soon as various regulatory approvals are obtained by each applicable Tribe.

Lyle Berman, Chairman of the Board and Chief Executive Officer of Lakes commented, "This agreement for the development of two new Indian owned casinos indicates our continued commitment to the American Indian gaming industry. We are very optimistic about the long-term results from the California market. With the development of now four new California locations and our Michigan casino project, we are in a good position to provide continued value to our shareholders from these operations."

Lakes Gaming, Inc. is a publicly held casino management company that was formed through a distribution to shareholders of Grand Casinos, Inc. effected in December 1998. The company currently manages the largest casino resort in Louisiana and has entered into development and management agreements with three separate American Indian tribes for three new casino operations. Lakes Gaming, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission.

Contact:

Lakes Gaming, Minneapolis
Timothy J. Cope
612-449-7030